                                                                    EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Amendment No. 2 to Form S-3 (No. 333-93073) of our report dated October 18, 1999 relating to the consolidated financial statements of Leap Wireless International, Inc., and our report dated February 15, 2000 relating to the consolidated financial statements of Cricket Communications Holding, Inc., which appears in such Registration Statement. We also consent to the incorporation by reference of our report dated October 18, 1999 relating to the financial statement schedule, which appears in the Annual Report on Form 10-K for the year ended August 31, 1999 of Leap Wireless International, Inc. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





PricewaterhouseCoopers LLP

San Diego, California
February 15, 2000